Exhibit 99.1

  USI Holdings Corporation Granted New Trial on Damages in Copyright
                         Infringement Dispute


    BRIARCLIFF MANOR, N.Y.--(BUSINESS WIRE)--Nov. 27, 2006--USI Holdings Corporation (Nasdaq: USIH) ("the Company") today announced that a federal court has ordered a new trial on damages and statute of limitations issues in the copyright infringement case William A. Graham Company v. Thomas P. Haughey and USI MidAtlantic, Inc. (U.S. District Court, Eastern District of Pennsylvania, CA No. 05-612). The Company's subsidiary USI MidAtlantic, Inc. ("USIM") and one of its employees are the defendants in the action.

    In June 2006, a jury returned a verdict against USIM and Mr. Haughey in amounts of $16.6 million and $2.2 million, respectively, for copyright infringement. On November 21, 2006, in ruling on USIM's post-trial motions, the court denied USIM's motion for judgment as a matter of law, but granted USIM's motion for a new trial to the extent noted. The effect of the court's ruling is to vacate the entire damage award entered upon the jury's verdict. USIM and Mr. Haughey intend to pursue the opportunity for a new trial on damages and statute of limitations issues afforded them by the court and, if necessary thereafter, an appeal.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the resolution of claims, lawsuits and related proceedings . These statements are based on management's current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI's filings with the SEC. Some of those factors include matters related to claims, lawsuits and related proceedings. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

    About USI Holdings Corporation

    Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 68 offices in 19 states. Additional information about USI may be found at www.usi.biz.

    CONTACT: USI Holdings Corporation
             Investor:
             Robert S. Schnieder, 914-749-8502
             rschnieder@usi.biz
             or
             Media:
             Ernest J. Newborn, 914-749-8506
             enewborn@usi.biz